Exhibit 10.61

EXPORT LOAN AGREEMENT
THIS EXPORT LOAN AGREEMENT between JPMorgan Chase Bank, N.A. and FuelCell Energy, Inc., a corporation organized and existing under the laws of Delaware (“Borrower”), is made and executed as of April 3, 2012. This Agreement governs the Credit Accommodations described herein. Borrower understands and agrees that: (a) in granting, issuing, renewing, or extending such Credit Accommodations, Lender is relying upon Borrower's representations, warranties, and agreements set forth in this Agreement and the other Financing Documents; and (b) such Credit Accommodations shall be and remain subject to the following terms and conditions of this Agreement until all Borrower's Obligations hereunder have been paid and performed in full.

ARTICLE I
ARTICLE IICERTAIN DEFINED TERMS
Section 1.Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings assigned those terms in the Borrower Agreement. As used herein, the following terms shall have the following meanings unless the context requires otherwise:
“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by Lender by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for dollar deposits with a maturity equal to one (1) month divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.
““Affiliate” shall mean any person, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Borrower and any director or officer of the Borrower or any subsidiary of the Borrower.
“Agreement” shall mean this Export Loan Agreement, as it may be amended, modified, restated, renewed and extended from time to time, together with all exhibits and schedules attached hereto from time to time. This Agreement is the Loan Agreement referred to in the Borrower Agreement.
“Borrower” shall mean FuelCell Energy, Inc. and its successors and assigns.
“Borrower Agreement” shall mean the Borrower Agreement relating to the Loan executed by Borrower for the benefit of Lender and Ex-Im Bank, in the form prescribed by Ex-Im Bank attached hereto as Exhibit A.
“Borrower's Obligations” shall mean all loans, advances, debts, expenses, fees, liabilities, and obligations, including any accrued interest thereon, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Lender, of any kind or nature, present or future, arising in connection with the Loan. Borrower's Obligations are the Loan Facility Obligations, as defined in the Borrower Agreement, and are included in the Liabilities, as defined in the Security Agreement and the Guaranty.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Connecticut and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate. Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR Interest” means interest accrued at the CB Floating Rate as contemplated by Section 2.5.

“Collateral” shall mean all real or personal property and interests in real and personal property in and upon which Lender has been granted a Lien, including the Security Interest, as security for the payment and performance of Borrower's Obligations and all Proceeds thereof.
“Credit Period” shall be the period commencing on the Effective Date (as defined in the Borrower Agreement) and ending on the Stated Final Disbursement Date.
“Default” means any Event of Default or any event or circumstance which will constitute an Event of Default after notice or the passage of time or both.
“Default Rate” shall mean the interest otherwise applicable to the Credit Accommodations, plus three percent (3%).
“Dollars” and the sign “$” shall mean dollars in lawful money of the United States of America and, in relation to all payments in Dollars hereunder, (i) same day funds paid through the Regional Clearing House Interbank Payments System, or (ii) immediately available funds paid through the Regional Federal Reserve Bank, or (iii) such other funds as may then be required by the customary procedure of member banks of the Regional Clearing House Association for the settlement of payments.
“Domestic Credit Agreements” shall mean, collectively, the following agreements together with all amendments, modifications and extensions thereof: (i) that certain Purchasing Card Agreement governing the $1,800M internal guidance line to support business credit card use (as amended, modified, renewed or extended from time to time); (ii) Application and Agreement for Irrevocable Standby Letter of Credit dated January 13, 2010, executed by the Borrower, as applicant for the letter of credit described therein, to the Lender (as amended, modified, renewed or extended from time to time); (iii) Application and Agreement for Irrevocable Standby Letter of Credit dated November 17, 2008, executed by the Borrower, as applicant for the letter of credit described therein, to the Lender (as amended, modified, renewed or extended from time to time); (iv) Application and Agreement for Irrevocable Standby Letter of Credit dated May 12, 2010, executed by the Borrower, as applicant for the letter of credit in the amount of up to $3,233,149 described therein, to the Lender (as amended, modified, renewed or extended from time to time), (v) Application and Agreement for Irrevocable Standby Letter of Credit dated May 12, 2010, executed by the Borrower, as applicant for the letter of credit in the amount of up to $3,121,999 described therein, to the Lender (as amended, modified, renewed or extended from time to time), (vi) Continuing Pledge Agreement dated as of April 4, 2007 executed by the Borrower in favor of the Lender (as amended, modified, renewed or extended from time to time); (vii) Control Agreement dated as of April 4, 2007 executed among the Borrower, the Lender and J.P. Morgan Securities Inc., as securities intermediary (as amended, modified, renewed or extended from time to time); (viii) Assignment of Deposit(s) dated as of November 3, 2008 executed by the Borrower in favor of the Lender (as amended, modified, renewed or extended from time to time); (ix) Assignment of Deposit Account dated as of January 13, 2010 executed by the Borrower in favor of the Lender (as amended, modified, renewed or extended from time to time); and (x) Assignment of Deposit Account dated as of May 12, 2010 executed by the Borrower in favor of the Lender (as amended, modified, renewed or extended from time to time).

“Eligible Export-Related Accounts Receivable” means any Accounts which (a) arise as a result of the export sale of Items, (b) are eligible for insurance under the Ex-Im Bank Short-Term Comprehensive Insurance Program but are not insured due to policy limitations, (c) are not more than 60 days past due, and (d) are not supported by sight drafts or letters of credit. In no event will Eligible Export-Related Accounts Receivable include (i) any Accounts Receivable of the types described in paragraphs (a) through (bb) of the definition of Eligible Export-Related Accounts Receivable in the Borrower Agreement or (ii) any Accounts Receivable of any single Buyer whenever the portion of the Accounts Receivable of such Buyer which have not been paid within sixty (60) days from the due date is in excess of 50% of the total amount outstanding on all Accounts Receivable payable by such Buyer.
“Event of Default” shall have the meaning assigned to such term in Section 8.1 of this Agreement.
“Ex-Im Bank” shall mean the Export-Import Bank of the United States, its successors and assigns.
“Ex-Im Bank Guarantee” shall mean the Master Guarantee Agreement between Lender and Ex-Im Bank, together with (i) the Super Delegated Authority Letter Agreement between Lender and Ex-Im Bank, (ii) the Affiliate Guarantee Authorization Agreement between Lender and Ex-Im Bank and (iii) the Loan Authorization Notice.
“Export-Related Borrowing Base” shall mean, at the date of determination thereof, (a) the sum of (i) the Export-Related Inventory Value multiplied by the Advance Rate applicable to Eligible Export-Related Inventory set forth in Section 5.B.(1.) of the Loan Authorization Notice plus (ii) the Export-Related Accounts Receivable Value multiplied by the Advance Rate applicable to Eligible Export-Related Accounts Receivable set forth in Section 5.B.(2.) of the Loan Authorization Notice, less (b) such reserves and in such amounts deemed necessary and proper by Lender from time to time; provided, however, that no accounts receivable, inventory or general intangibles arising out of or related to the POSCO Contract shall be included in the Export-Related Borrowing Base.
“Export-Related Borrowing Base Certificate” shall mean a Borrowing Base Certificate in the form attached hereto as Exhibit B.
“Export-Related Collateral” shall mean all Export-Related Inventory, Export-Related Accounts Receivable (as such term of modified pursuant to the terms of the Waiver Letter), Export-Related General Intangibles, and all Proceeds.
“Financing Documents” shall mean, collectively, this Agreement, the Note, the Security Agreement, the Guaranty, the Borrower Agreement, the Ex-Im Bank Guarantee, the Waiver Letter, the Letter of Credit Application(s), all Letters of Credit issued pursuant hereto, and any other documents, certificates and agreements which are executed and delivered by Borrower or any other Person evidencing, securing, guaranteeing or otherwise relating to Borrower's Obligations. The Financing Documents are the Loan Documents, as defined in the Borrower Agreement.
“Highest Lawful Rate” shall mean the maximum nonusurious rate of interest permitted to be charged by applicable Federal or Connecticut law (whichever permits the higher lawful rate) from time to time in effect.
“Incorporated Covenants” shall have the meaning given such term in Article VII.
“Lender” means JPMorgan Chase Bank, N.A., its successors and assigns.
“Letter of Credit Application” shall mean an Application and Agreement for Irrevocable Standby

Letter of Credit or an Application and Agreement for Irrevocable Commercial Letter of Credit, as the case may be, in such form as is provided by Lender to Borrower and which is executed by Borrower and delivered to Lender in connection with a request for the issuance of a Standby Letter of Credit or a Commercial Letter of Credit, respectively, pursuant to this Agreement.
“LIBOR Advance” means the outstanding principal amount of the Note that is accruing interest at the LIBOR Rate as provided in Section 2.5.
“LIBOR Interest” means interest accruing at the LIBOR Rate as contemplated by Section 2.5.

“LIBOR Period” means, the period commencing on the day the Borrower specifies as the day any part of the outstanding principal balance of the Note is to begin to accrue interest at the LIBOR Rate as contemplated by Section 2.5 and ending on the numerically corresponding day in the calendar month that is one month thereafter, and each period of one month thereafter commencing on the last day of the preceding LIBOR Period until the Borrower elects to thereafter have no part of the outstanding principal balance of the Note accrue interest at the LIBOR Rate pursuant to Section 2.5(e) ; provided, that (i) if any such LIBOR Period would end on a day other than a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such LIBOR Period shall end on the next preceding Business Day, (ii) any LIBOR Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the next succeeding calendar month) shall end on the last Business Day of the next succeeding calendar month, and (iii) any LIBOR Period that would otherwise end after the Stated Final Disbursement Date shall end on the Business Day after the Stated Final Disbursement Date.

“LIBOR Rate” means, for any LIBOR Period, the interest rate per annum equal to the sum of (i) 1.50% plus (ii) quotient of (a) the interest rate determined by Lender by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) to be the rate at approximately 11:00 a.m. London time, on the second Business Days immediately preceding the first day of the LIBOR Period for dollar deposits with a maturity equal to one (1) month divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Loan” means the credit facility described in Section 2.1. The Loan is the Loan Facility, as defined in the Borrower Agreement.
“Loan Authorization Notice” shall mean the Loan Authorization Notice executed by Lender and delivered to and acknowledged by Ex-Im Bank setting forth the terms and conditions of the Loan, a copy of which is attached hereto as Exhibit C. The Loan Authorization Notice is the Loan Authorization Notice, as defined in the Borrower Agreement.
“Maturity Date” shall mean the first Business Day following the Stated Final Disbursement Date; provided, however, that with regard to Letter of Credit Obligations outstanding on the Stated Final Disbursement Date, the Maturity Date for any Disbursement under the Letter(s) of Credit related thereto shall be the first Business Day following the date of such Disbursement.
“Note” shall mean the promissory note of even date herewith in the original principal amount of Five Million and No/100 Dollars ($5,000,000) executed by Borrower and payable to Lender evidencing the outstanding principal balance of the Disbursements, together with all renewals, extensions, modifications, refinancings and consolidations of and substitutions for such promissory note.

“POSCO Contract” shall mean that certain Purchase and Sale Contract between Borrower and POSCO Power, a Korean Corporation, dated as of May 26, 2011 (as amended, modified, renewed or extended from time to time).
“Prime Rate” means the rate of interest per annum announced from time to time by the Lender as its prime rate.  The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK'S LOWEST RATE.
“Proceeds” or “proceeds” shall mean, when used with respect to any of the Collateral, all products and proceeds, cash and non-cash, within the meaning of the UCC and shall include the proceeds of any and all contracts, letters of credit and insurance policies.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Reserve Requirement” means, with respect to any LIBOR Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.
“Security Agreement” shall mean the Security Agreement dated as of December 21, 2010, executed by Borrower in favor of Lender creating the Security Interest in the Collateral described therein, together with all amendments, modifications and extensions thereof.
“Security Interest” is the security interest in the Collateral created pursuant to the Security Agreement.
“Stated Final Disbursement Date” means the date stipulated as the Final Disbursement Date in Section 10 of the Loan Authorization Notice.
“Waiver Letter” shall mean that certain letter dated April 4, 2012 to Lender from Ex-Im Bank pursuant to which Ex-Im Bank waives some requirements under the Master Guarantee Agreement, subject to the conditions specified therein.
Section 2.Accounting Terms. All accounting terms used but not defined in this Agreement or the Borrower Agreement shall be construed in accordance and conformity with GAAP applied on a consistent basis. Except as expressly provided herein, terms used herein that are defined in the UCC and are not otherwise defined in this Agreement or the Borrower Agreement shall have the meanings assigned to such terms in the UCC.
ARTICLE III
ARTICLE IVTERMS AND CONDITIONS
Section 1.Advances and Letters of Credit.
(a)Subject to the provisions of this Agreement, including without limitation the satisfaction of the conditions described in Article III, Lender agrees to establish a Revolving Loan Facility pursuant to which Lender may, in its sole discretion upon request of Borrower, make and incur Credit Accommodations in support of Export Orders, provided the Credit Accommodation Amount at any time shall not exceed the lesser of (i) the Maximum Amount, and (ii) the Export-Related Borrowing Base. All Letters of Credit issued shall be in Dollars and all Disbursements shall be made in Dollars.
(b)Lender may agree to make advances directly to Borrower or for Borrower's account during the Credit Period, it being expressly agreed that Lender has no commitment to do so. Borrower shall request each advance under the Loan by delivering to Lender a written request therefore, an Export-Related Borrowing Base Certificate, a copy of the Export Order(s) against which Borrower is requesting an advance, and such other information and documentation as Lender may require, in accordance with Section 6.10. Upon receipt of the above described information and documents by Lender, Lender shall make such advance within five (5) Business Days following Lender's determination that all conditions to the making of such advance have been satisfied. Each advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower (a) when credited to any deposit account of Borrower maintained with Lender, or (b) when advanced in accordance with the instructions of an authorized Person. Lender, at its option, may set a cutoff time, after which all requests for advances under the Loan will be treated as having been requested on the next succeeding Business Day.
(c)Lender may agree to issue Letters of Credit on behalf of Borrower or for Borrower's account from time to time during the Credit Period, it being expressly agreed that Lender has no commitment to do so. Standby Letters of Credit may be issued for Borrower's account for use as a performance bond, which Standby Letters of Credit can be drawn upon by Buyers only if Borrower fails to perform its obligations with respect to the relevant Export Order. Each Disbursement to fund a drawing under a Standby Letter of Credit shall conclusively be deemed to have been made when advanced in accordance with a draw request or instructions of an authorized Person. Each Letter of Credit will be in form and substance satisfactory to Lender and if approved for issuance by Lender in its sole discretion, will be issued by Lender as soon as practicable following (a) Lender's receipt of a completed Letter of Credit Application, an Export-Related Borrowing Base Certificate, a copy of the Export Order with respect to which Borrower is requesting a Letter of Credit, and such other information and documentation as Lender may require, in accordance with Section 6.10; and (b) Lender's determination that all conditions to issuing such Letter of Credit have been satisfied, including but not limited to the Borrower's obligation to provide and maintain adequate collateral in the amount equivalent to twenty-five percent (25%) of the undrawn amount of each Letter of Credit issued hereunder. In no event shall (i) the expiry date of any Letter of Credit be later than twelve (12) months from the date of issuance of such Letter of Credit. Lender shall not be requested to issue during the last sixty (60) days of the Credit Period any Letter of Credit which will expire after the Stated Final Disbursement Date unless Lender agrees in writing to a renewal of the Loan, or Ex-Im Bank's prior written approval of the issuance of such Letter of Credit is obtained.
(d)The terms and conditions of each Letter of Credit Application delivered by Borrower and accepted by Lender hereunder, including without limitation terms related to reimbursement of amounts drawn and the payment of fees and interest, are incorporated herein by this reference; provided, however, that (a) no provisions subjecting Lender and Borrower to arbitration or other dispute resolution provisions contained in any Letter of Credit Application shall be incorporated into this Agreement or applicable to Letters of Credit issued pursuant to this Agreement, and (b) to the extent that there is any conflict between the terms and conditions of any Letter of Credit Application and this Agreement, the terms of this Agreement shall prevail, except for (i) definitions contained in any Letter of Credit Application, (ii) if there is any provision contained in any Letter of Credit Application which subjects the Letter of Credit issued pursuant thereto to the UCP, the UCP shall prevail and (iii) if there is any provision contained in any Letter of Credit Application for a Standby Letter of Credit which subjects the Standby Letter of Credit issued pursuant thereto to the ISP, the ISP shall prevail.
(e)The outstanding principal balance of Disbursements hereunder shall be evidenced by the Note and shall be repaid as set forth in Section 2.3 below.
(f)    Interest on the outstanding principal balance of the Note shall accrue and be payable as set forth in Section 2.5 below.
(g)    If the Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Lender to make the Disbursements and have interest accruing thereon on the basis of the LIBOR Rate, then, on notice thereof by the Lender to the Borrower, the Disbursements shall thereafter accrue interest at the CB Floating Rate until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist. If the Bank determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any LIBOR Period, or that the LIBOR Rate does not adequately and fairly reflect the cost to the Bank of making or maintaining the Disbursements, (i) the Bank will promptly so notify the Borrower, and (ii) thereafter, the obligation of the Bank to make or maintain the Disbursements with interest accruing thereon on the basis of the LIBOR Rate shall be suspended until the Lender revokes such notice in writing.
Section 2.Credit Accommodations.
(a)The amount of the Credit Accommodations available to be made or incurred hereunder at any particular time from time to time shall be equal to the difference between (a) the lesser at such time of (i) the Maximum Amount, or (ii) the Export-Related Borrowing Base; and (b) the Credit Accommodation Amount at such time. The Export-Related Borrowing Base shall be determined in accordance with this Agreement, the Borrower Agreement, the Waiver Letter and the Export-Related Borrowing Base Certificate. Any Eligible Export-Related Account Receivable included in the Export-Related Borrowing Base which subsequently fails to satisfy any of the applicable eligibility criteria shall immediately cease to be included in the Export-Related Borrowing Base.
(b)Notwithstanding anything contained in this Agreement to the contrary:
(i)Lender shall not undertake any new Credit Accommodation under this Agreement:
(A)after the Stated Final Disbursement Date;
(B)during the continuance of an Event of Default hereunder;
(C)if such Credit Accommodation has been or will be used in a manner prohibited by the Borrower Agreement; or
(D)if no outstanding Export Order(s) exist with respect to Borrower.
(ii)No Warranty Letters of Credit shall be issued by Lender under this Agreement without the prior written approval of Lender and Ex-Im Bank; and if such approval is obtained, any Warranty Letter of Credit so approved shall be issued only upon the satisfaction of all conditions to such issuance, including reserves from the Export-Related Borrowing Base, established by Lender and Ex-Im Bank.
Section 3.Payments and Prepayment of Borrower's Obligations
(a)Borrower's Obligations shall be paid (and may be prepaid) in accordance with the provisions of this Agreement, the Borrower Agreement and the Note. Unless sooner due and payable or paid pursuant to the other provisions of this Agreement, the Borrower Agreement and the Note, Borrower shall pay to Lender in full on the Maturity Date all outstanding Borrower's Obligations, including, without limitation, the aggregate principal amount of all Disbursements then outstanding and all accrued but unpaid interest, together with all other applicable fees, costs and charges, if any, not yet paid. Disbursements made to Borrower or for Borrower's account and repaid by Borrower during the Credit Period may, at the option of Lender and at Borrower's request, be available on a continuous basis until the Stated Final Disbursement Date to fund Credit Accommodations made or incurred under the Loan in accordance with the terms of this Agreement and the Borrower Agreement.

(b)In accordance with the Borrower Agreement, upon demand by Lender, Borrower shall provide additional Collateral or make additional payment(s) to Lender to ensure that at all times (i) the Export-Related Borrowing Base equals or exceeds the Disbursements; and (ii) the outstanding principal balance of the Credit Accommodations that is supported by Eligible Export-Related Inventory does not exceed sixty percent (60%) of the sum of (y) the outstanding principal balance of the Disbursement(s), and (z) the undrawn face amount of all outstanding Commercial Letters of Credit hereunder.
(c)All payments made by or received from Borrower or for Borrower's account in respect of Borrower's Obligations (including prepayments by Borrower and Proceeds received by Lender) shall be applied by Lender first to the payment of accrued and unpaid interest, second to the payment of the principal amount of Borrower's Obligations, and third to any unpaid costs, fees and expenses due under this Agreement and the other Financing Documents.
(d)    If (i) any payment or prepayment of principal of any LIBOR Advance is made other than on the last day of the LIBOR Period for such LIBOR Advance or (ii) if Borrower fails to make a principal or interest payment with respect to any LIBOR Advance on the date such payment is due and payable, Borrower shall on demand pay to Lender any amounts required to compensate Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain such LIBOR Advance. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.
Section 4.Reliance by Lender on Communications and Authorizations from Borrower. In making or incurring any Credit Accommodation pursuant to this Agreement and the other Financing Documents, Lender shall be authorized to rely on any Export-Related Borrowing Base Certificate, Letter of Credit Application, or other information, documentation, notice or communication which appears to have been executed and delivered by any of the authorized representatives of Borrower who are designated in the general certificate delivered by Borrower to Lender. In the event that the Person(s) authorized to execute and deliver such documents or to take action hereunder on behalf of Borrower become(s) unavailable or unable to do so, Borrower promptly shall appoint one or more successor representative(s) and shall furnish Lender with a certificate satisfactory to Lender which shall contain a copy of the resolutions or other actions taken by Borrower to authorize such appointment(s) and the specimen signature of each Person so appointed to act on behalf of Borrower pursuant to this Agreement.
Section 5. Interest.
(a)    The outstanding principal balance of the Note shall bear interest at the option of the Borrower at either the CB Floating Rate or the LIBOR Rate, in each case as specified by Borrower to Bank in writing in form acceptable to Lender pursuant to paragraph (e) of this Section 2.5; provided that (A) if prior to the commencement of any LIBOR Period Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate; or the Lender determines that the LIBOR Rate will not adequately and fairly reflect the cost to Lender of making or maintaining any LIBOR Advance, then the entire outstanding principal balance of the Note shall accrue interest at the CB Floating Rate; and (B) the outstanding principal amount of the Note not paid when due will bear interest from its due date until paid at the Default Rate. Notwithstanding the foregoing, if at any time the rate determined to be applicable to the outstanding principal balance of the Note pursuant to the foregoing sentence (the “Contract Rate”) exceeds the Highest Lawful Rate, the actual rate of interest to accrue on such principal amount will be limited to the Highest Lawful Rate, but any subsequent reductions in the Contract Rate for any reason will not reduce the interest rate payable on such amount below the Highest Lawful Rate until the total amount of interest accrued on such principal amount equals the amount of interest which would have accrued if the Contract Rate had at all times been in effect.

(b)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Lender may, at its option, by notice to the Borrower (which notice may be revoked at the option of the Lender), declare that the entire outstanding principal balance of the Note shall bear interest at the Default Rate.
(c)    CBFR Interest shall be paid on the last day of each calendar month and LIBOR Interest shall be paid on the last day of each applicable LIBOR Period; provided that (i) Default Interest shall be payable on demand, and (ii) in the event of any repayment or prepayment of the Note, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(d)    All CBFR Interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and all LIBOR Interest shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed. The applicable CB Floating Rate or LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
(e)    At any time and from time to time, Borrower may notify Lender in writing in form acceptable to Lender of what portion of the outstanding principal amount of the Note Borrower elects to accrue interest at the LIBOR Rate and the first day of the LIBOR Period to apply thereto, which day shall be at least three Business Days after the date of such notice; and the remaining outstanding principal balance of the Note shall accrue interest at the CB Floating Rate; provided that (i) at no time may more than one LIBOR Period be in effect; (ii) the minimum outstanding principal amount of any LIBOR Advance shall be $100,000; and (iii) in the event Borrower fails to so notify Lender that a portion of the outstanding principal balance of the Note is to accrue interest at the LIBOR Rate, Borrower shall be deemed to have elected the CB Floating Rate to be the rate of interest applicable to the entire outstanding principal balance of the Note; and (iv) in the event Borrower fails to notify Lender at least three Business Days prior to the last day of any LIBOR Period that Borrower elects to change the outstanding principal amount of the LIBOR Advance for a new LIBOR Period, Borrower shall be deemed to have elected to continue to have the same amount continue to accrue interest at the LIBOR Rate for an additional LIBOR Period commencing on the last day of the current LIBOR Period.

ARTICLE V
ARTICLE VICONDITIONS PRECENDENT
Section 1.Conditions to Credit Accommodation. Lender may elect in its sole discretion to make or not to make any Credit Accommodation requested Borrower, it being expressly agreed that Lender has no commitment to do so hereunder. Prior to making a decision about any requested Credit Accommodation, Lender requires satisfaction of each of the following conditions precedent, with all documents, instruments, opinions, reports, and other items described below to be in form and substance satisfactory to Lender:
(a)Lender shall have received evidence that this Agreement and all other Financing Documents have been duly authorized, executed, and delivered by the parties thereto and shall be and remain valid and enforceable.
(b)To the extent not previously received by Lender, Lender shall have received a general certificate of the Secretary of Borrower, dated no later than the date of the execution and delivery of this Agreement, certifying (i) that attached thereto is a true, complete and correct copy of Borrower's organizational documents as then in effect, (ii) that attached thereto is a true, complete and correct copy of resolutions adopted by the board of directors or similar governing body of Borrower authorizing the execution and delivery of this Agreement and each of the other Financing Documents and authorizing Borrower to incur Borrower's Obligations and to perform all other covenants and agreements of Borrower contained in this Agreement and in the other Financing Documents, and (iii) as to the incumbency and specimen signature of each officer of Borrower who is authorized to execute and deliver this Agreement, all Export-Related

Borrowing Base Certificates and Letter of Credit Applications to be delivered pursuant hereto, and any other Financing Documents and other instruments, certificates and documents to be executed and delivered by Borrower hereunder.
(c)Lender shall have received satisfactory evidence that the insurance which Borrower is required to maintain pursuant to this Agreement, including but not limited to the insurance described in Section 6.6, is in full force and effect.
(d)Borrower shall have paid all of the fees, costs and expenses which are due and payable under this Agreement and any other Financing Document.
(e)Ex-Im Bank shall have acknowledged to Lender Ex-Im Bank's receipt of the Loan Authorization Notice to Lender effecting the coverage of Borrower's Obligations under the Ex-Im Bank Guarantee.
(f)All conditions set forth in the Loan Authorization Notice that were to be satisfied as of the date of Lender's making or incurring the requested Credit Accommodation shall have been satisfied, and Lender otherwise shall be permitted under the Ex-Im Bank Guarantee to make and incur Credit Accommodations hereunder.
(g)All legal matters incident to the Loan and all documents necessary in the opinion of Lender to the making or incurring of Credit Accommodations shall be satisfactory in all respects to counsel for Lender.
(h)All Liens, including the Security Interest, in and upon the Collateral shall have been duly authorized, created and perfected, (i) with first priority, with respect to the Collateral described in Section 6(A) of the Loan Authorization Notice, and (ii) with the priorities set forth in Sections 6(E) and (F) of the Loan Authorization Notice with respect to other Collateral, in each case subject only to Permitted Liens, and shall be and remain valid and enforceable.
(i)Lender, at its option and for its sole benefit, shall have conducted an audit of the Collateral, books, records, and operations, and Lender shall be satisfied as to their condition.
(j)Lender shall have received a completed and executed Export-Related Borrowing Base Certificate and any other information and documentation that Lender may require, in accordance with Section 4.3 hereof.
(k)(i) Borrower shall have complied with, and shall then be in compliance with, all the terms, covenants, and conditions of this Agreement, the Borrower Agreement, and all other Financing Documents which are binding upon it, (ii) there shall exist no Event of Default under this Agreement, and (iii) all representations and warranties of Borrower contained in this Agreement and all other Financing Documents shall be true and correct.
(l)Borrower shall have complied with, and shall then be in compliance with, all the terms, covenants, and conditions of any other agreement now existing or hereafter arising between Lender and Borrower, and there shall exist no default or event of default thereunder.
(m)Borrower shall have complied with applicable laws, and regulations in each instance in which Borrower has generated, handled, used, stored or disposed of any hazardous or toxic waste or substance, on or off its premises (whether or not owned by Borrower). Borrower shall have no material contingent liability for non-compliance with environmental or hazardous waste laws. Borrower shall have not received any notice that it or any of its property or operations does not comply with, or that any governmental authority is investigating its compliance with, any environmental or hazardous waste laws.
(n)There shall have been no material adverse change in the business, condition (financial or otherwise), operations, performance, property or prospects of Borrower or the Borrower's subsidiaries since December 31, 2010.
(o)Lender shall have received from Borrower an Economic Impact Certification covering the Items described in Paragraph 4.A of the Loan Authorization Notice.
ARTICLE VII
ARTICLE VIIISECURITY

Section 1.Collateral. To secure payment and performance of all Borrower's Obligations, Borrower shall grant to Lender valid, enforceable and duly perfected Liens, including the Security Interest, on all Collateral. The Liens shall be of first priority with respect to the Collateral described in Section 6(A) of the Loan Authorization Notice, and the Liens shall have the priorities set forth in Sections 6(E) and (F) of the Loan Authorization Notice with respect to the other Collateral, in each case subject only to Permitted Liens. Borrower agrees that Lender shall have in respect of all Collateral that is subject to the UCC all of the rights and remedies of a secured party under the UCC in all states in which any portion of the Collateral may be located, as well as those provided in this Agreement. In the event Lender has extended or extends a loan or other credit accommodation to Borrower in addition to the Loan and receives a Lien on any assets or property, the Lien on such assets and property shall also secure Borrower's Obligations, and Borrower agrees to execute such documents and instruments as Lender requires to extend such security to Borrower's Obligations.
Section 2.Perfection of Security Interest. Borrower agrees to the filing of financing statements and the execution of other documents and to take whatever other actions are requested by Lender to perfect and continue Lender's Liens upon the Collateral. Borrower hereby appoints Lender as its irrevocable attorney-in-fact for the purpose of executing any financing statements and other documents necessary to perfect or to continue its Liens. Lender may at any time, and without further authorization from Borrower, file a copy, photograph, facsimile, or other reproduction of any financing statement for use as a financing statement. Borrower will reimburse Lender for all expenses for the perfection, termination, and the continuation of the perfection of Lender's Liens upon the Collateral. Borrower will promptly notify Lender of any change in Borrower's name including any change to the assumed business names of Borrower. Borrower also will promptly notify Lender of any change in Borrower's social security number or employer identification number. Before any cash Collateral shall be included in the Export-Related Borrowing Base, the Borrower shall cause each deposit account or other bank account in which such cash is deposited to be subject to a first priority lien in favor of Lender pursuant to an account control agreement in form and substance satisfactory to Lender. The Lender's Security Interest in any Export-Related Accounts Receivable shall be further perfected by Borrower's execution and delivery to Lender of any instruments, the giving of any notices and the taking of any additional steps that may be required under foreign law in order to ensure the effectiveness of the assignment of such Export-Related Accounts Receivable against the Buyer.
Section 3.Collateral Records and Reports; Field Examinations. Borrower does now, and at all times hereafter shall keep correct and accurate books and records of the Collateral, all of which books and records shall be available to Lender or Lender's representative upon demand for inspection and copying at any reasonable time. In this connection, Borrower acknowledges that Lender is required by Ex-Im Bank to perform (or contract to perform) a field examination of Borrower and the Collateral in accordance with Lender's customary procedures but in no event less than every six months. Such field examination shall include without limitation an inspection and valuation of Inventory and Other Assets, a book audit of Accounts Receivable and a review of the Accounts Receivable Aging Report. Borrower further acknowledges that Lender is required by the Ex-Im Bank to perform (or contract to perform) a review of Borrower's sales records at least on a quarterly basis. For Revolving Loan Facilities, if Lender elects in its sole discretion to make Credit Accommodations based upon summaries of Export Orders, then at least once each quarter, Lender shall review a sampling selected by Lender of those Export Orders representing at least ten percent (10%) of the aggregate Dollar volume of Export Orders and ten percent (10%) of the number of Export Orders supporting Credit Accommodations made or incurred during the past quarter. Specifically with respect to Export-Related Collateral, Borrower agrees to keep and maintain such books and records as Lender may require. Borrower shall submit to Lender in writing from time to time upon Lender's request and in any event no later than thirty (30) days after the end of each calendar month (a) an Accounts Receivable Aging Report for the immediately preceding month, which report shall include the customer name, Dollar amount due and number of days outstanding for each Export-Related Account Receivable, (b) an Inventory schedule for the immediately preceding month, which schedule shall include the location of each Item of Inventory, (c)

information concerning the status of completion of Export Orders, and (d) such other information, reports, contracts, invoices and other data relating to the Collateral as Lender may request.
Section 4.Payment under Borrower Letters of Credit. If the letter of credit payment terms for the country specified in a certain Export Order are specified in the Country Limitation Schedule with respect to such country, Borrower shall require that each commercial letter of credit issued for its benefit with respect to any Export-Related Account Receivable or Export-Related Inventory arising out such Export Order shall provide that all payments of drawings thereunder shall be paid for the account of Borrower directly to Borrower's account with Lender, or, alternatively, that payment shall be made only to Lender's account.
Section 5.Assignment of Foreign Credit Insurance Policy Proceeds and Buyer/Supplier Financing. Borrower shall, simultaneously with the execution of this Agreement and as and when such policies are put into effect or financing is obtained by Borrower for the benefit of any Buyer, at any time prior to the payment and performance in full of Borrower's Obligations, assign to Lender the proceeds of all foreign credit insurance policies maintained by Borrower and any financing obtained by Borrower for the benefit of any Buyer, including, without limitation, any financing the repayment of which is guaranteed or insured by Ex-Im Bank or any other expert credit agency, such assignment to provide for payment to be made directly into Borrower's account with Lender or to Lender.
Section 6.Loss of Collateral. Lender shall not be liable for the loss of any Collateral in its possession, nor shall such loss diminish Borrower's Obligations.
Section 7.Negative Pledge. Until the Borrower's Obligations hereunder have been paid in full, unless the Bank otherwise consents in writing, the Borrower agrees that it shall not create or agree to create, any Lien on the Collateral, except for Permitted Liens or Liens created for the benefit of Lender to secure the Borrower's Obligations.
ARTICLE IX
ARTICLE XREPRESENTATIONS AND WARRANTIES
Borrower represents and warrants the following to Lender and Ex-Im Bank, as of the Effective Date, as of the date each Credit Accommodation is made or incurred hereunder, as of the date of any renewal, extension or modification of the Loan, and at all times any of Borrower's Obligations are outstanding, and it is the affirmative obligation of Borrower to notify Lender in writing promptly, but in any event within five (5) Business Days, of any occurrence, circumstance or fact which would affect its ability to make the representations and warranties contained herein:
Section 1.Organization and Authority. Borrower is a corporation which is duly organized, validly existing, and in good standing under the laws of the state of Borrower's formation and is duly qualified and in good standing in all other states in which Borrower is doing business except where the failure to so qualify would not be expected to have a Material Adverse Effect. Borrower has the full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage. Borrower has not been suspended or debarred from doing business with the United States government. The execution, delivery, and performance of this Agreement and all other Financing Documents to which Borrower is a party have been duly authorized by all necessary action by Borrower; do not require the consent or approval of any other Person; and do not conflict with, result in a violation of, or constitute a default under (a) any provision of Borrower's organizational documents or any other agreement or instrument binding upon Borrower, or (b) any law, governmental regulation, court decree, or order applicable to Borrower. Borrower has all requisite power and authority to execute and deliver this Agreement and all other Financing Documents to which Borrower is a party.
Section 2.Financial Condition. Each financial statement of Borrower supplied to Lender fairly discloses financial condition of Borrower as of the date of each such statement, and there has been no material change in Borrower's financial condition subsequent to the date of the most recent financial statement supplied to Lender, which has had or could reasonably be expected to have a Material Adverse Effect. Borrower has no material contingent obligations except as disclosed in such financial statements.
Section 3.Legal Effect. This Agreement and all other Financing Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as limited by applicable bankruptcy and creditors' rights laws, or principles of general equity.
Section 4.Properties. Borrower is the sole owner of, and has good title to, all of Borrower's properties free and clear of all security interests except for Permitted Liens and Liens in favor of Lender. Title to all of Borrower's properties are in Borrower's legal name, and Borrower has not used, or filed a UCC financing statement under, any other name for at least the last six (6) years. Borrower possesses all permits, licenses, patents, trademarks, and copyrights required to conduct its business. All easements, rights-of-way and other rights necessary to maintain and operate Borrower's property have been obtained and are in full force and effect.
Section 5.Compliance. Except as disclosed to and acknowledged by Lender in writing, (a) Borrower is conducting Borrower's businesses in material compliance with all applicable federal, state and local laws, statutes, ordinances, rules, regulations, orders, determinations and court decisions, including, without limitation, those pertaining to health or environmental matters, and (b) Borrower otherwise does not have any contingent liability in connection with the release into the environment, disposal or the improper storage of any toxic or hazardous substance or solid waste which has had or could reasonably be expected to have a Material Adverse Effect.
Section 6.Licenses. All necessary licenses, permits and authorizations required for the exporting of Items have been or will be timely obtained by Borrower, and to the best of Borrower's knowledge, all required necessary licenses, permits and authorizations have been or will be timely obtained by each importer.
Section 7.Performance. Borrower has an operating history of at least one year. Borrower has sufficient financial resources with which to perform its Export Orders and to pay any costs of completing its Export Orders which are not paid from the proceeds of the Loan.
Section 8.Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or, to Borrower's knowledge, threatened, and no other event has occurred which has had or could reasonably be expected to have a Material Adverse Effect other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.
Section 9.Taxes. All tax returns and reports of Borrower that are or were required to be filed have been filed in a timely manner, and all taxes, assessments and other governmental charges have been paid in full, except those that have been disclosed in writing to Lender which are presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.
Section 10.Lien Priority. Unless otherwise previously disclosed to and approved by Lender in writing, Borrower has not entered into any security agreements, granted a Lien or permitted the filing or attachment of any Lien (other than Permitted Liens) on or affecting any of the Collateral, except in favor of Lender.
Section 11.Use of Proceeds. Borrower shall not use any Loan proceeds for (i) the purchasing of fixed assets, (ii) capital expenditures, or (iii) the purchasing or carrying of “margin stock” as defined in Regulation U issued by the Board of Governors of the Federal Reserve System.
Section 12.Employee Benefit Plans. Each employee benefit plan as to which Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, and (a) no Reportable Event nor Prohibited Transaction (as defined in ERISA) has occurred with respect to any such plan, (b) Borrower has not withdrawn from any such plan or initiated steps to do so, (c) no steps have been taken to terminate any such plan, and (d) there are no unfunded liabilities other than those previously disclosed to Lender in writing.
Section 13.Location of Borrower's Offices and Records. Borrower's place of business, or

Borrower's chief executive office if Borrower has more than one place of business, is located at the address for notices to Borrower set forth in Section 9.5. Unless Borrower has notified Lender and Lender has acknowledged in writing to the contrary, said address is also the location of Borrower's books and records concerning the Collateral.
Section 14.Export-Related Accounts Receivable.
(a)All Export-Related Accounts Receivable represented by Borrower to constitute Eligible Export-Related Accounts Receivable satisfy all relevant eligibility criteria.
(b)All Export-Related Receivables information contained in Export-Related Borrowing Base Certificates and related reports delivered to Lender will be true and correct, subject to immaterial variance.
(c)Lender shall have the right at any time upon reasonable notice, during normal business hours and at Borrower's expense to confirm with Buyers the accuracy of such Export-Related Accounts Receivable information.
Section 15.Borrower's Equity Interests. No Person holds 20% of more of Borrower's capital stock of the Guarantor or has the power to direct Borrowers' policies and/or management whether by contract or otherwise.
Section 16.Information. All information heretofore or contemporaneously herewith furnished by Borrower to Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading. Borrower understands and agrees that Lender, without independent investigation, is relying upon the above representations and warranties in extending the Loan to Borrower. Borrower further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect as long as any of Borrower's Obligations remain outstanding.
ARTICLE XI
ARTICLE XIICOVENANTS
Borrower covenants and agrees with Lender that, while this Agreement is in effect and until all of Borrower's Obligations are fully paid and performed, Borrower shall:
Section 1.Additional Liabilities. Promptly, but in any event within five (5) Business Days, inform Lender in writing (a) in the event any litigation, claim, investigation, administrative proceeding or similar action affecting Borrower which could reasonably be expected to have a Material Adverse Effect is filed or threatened against Borrower, and (b) of the creation, occurrence or assumption by Borrower of any actual or contingent liabilities not permitted under this Agreement.
Section 2.Financial Records. Maintain or cause to be maintained books and records in accordance with GAAP, and permit Lender and Ex-Im Bank or their representatives to examine, review, audit and make and take away copies or reproductions of Borrower's books and records at all reasonable times. If any books and records, including, without limitation, computer generated records and computer software programs for the generation of such records, now or hereafter are maintained in the possession of a third party, Borrower, upon request of Lender, shall instruct such party to permit Lender and Ex-Im Bank or their representatives free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower's expense.
Section 3.Reporting Requirements. Furnish to Lender:
(a)As soon as available and in any event not later than forty-five (45) days after the end of each fiscal quarter the unaudited consolidated financial statements of Borrower as of the end of such quarter and the related unaudited statements of income and shareholders' equity and cash flows for the period commencing at the end of the previous year and ending with the end of such quarter, and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, all in reasonable detail and duly certified with respect to such statements (subject to year-end audit adjustments) by an authorized financial officer of Borrower as having been prepared in accordance with GAAP;
(b)As soon as available and in any event not later than one hundred and twenty (120) days after the end of each fiscal year, a copy of the audited annual consolidated financial statement for such year for Borrower including therein audited balance sheets of Borrower as of the end of such fiscal year and the related statements of income, shareholders' equity and cash flows for such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, in each case audited and certified by a firm of independent certified public accountants of recognized standing acceptable to Lender, including any management letters delivered by such accounting firm to Borrower in connection with such audit together with a certificate of such accounting firm to Lender stating that, in the course of the regular audit of the business of Borrower which auditing was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default has occurred and is continuing, a statement as to the nature thereof;
(c)To the extent not hereinabove described, the financial statements of Borrower deliverable pursuant to the Loan Authorization Notice by the dates set forth therein.
Section 4.Taxes, Charges and Liens.
(a)Pay and discharge when due and prior to the date on which penalties would attach, all of Borrower's indebtedness and obligations, including, without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate proceedings, and (ii) Borrower shall have established or caused to have been established adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.
(b)Borrower, upon demand of Lender, will furnish to Lender evidence of payment of the assessments, taxes, charges, levies, liens and claims and will authorize the appropriate governmental official to deliver to Lender at any time a written statement of any assessments, taxes, charges, levies, liens and claims against Borrower's properties, income, or profits.
Section 5.Additional Information. Furnish to Lender such additional information and statements, lists of assets and liabilities, aging of receivables and payables, inventory schedules, budgets, forecasts, financial information on principal suppliers of Borrower, and other reports with respect to Borrower's financial condition and business operations as Lender may reasonably request from time to time, including, without limitation, reports with respect to Borrower's accounts payable within thirty (30) days after the end of each calendar month.
Section 6.Insurance. Maintain fire and other risk insurance, public liability insurance, business interruption insurance, multi-hazard insurance, export credit insurance, worker's compensation coverage, general liability insurance, and such other insurance as Lender may require with respect to Borrower's properties and operations, in form, amounts, coverage and with insurance companies reasonably acceptable to Lender. If Borrower fails to provide any required insurance or fails to continue such insurance in force, Lender may, but shall not be required to, obtain such insurance at Borrower's expense, and the cost of such insurance will be added to Borrower's Obligations. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form and substance satisfactory to Lender, including stipulations that coverage will not be canceled or changed without at least ten (10) days' prior written notice to Lender. In connection with all policies covering any of the Collateral, Borrower will provide Lender with such loss payable or other endorsements as Lender may require; and each such policy in any event shall contain a standard non-contributing, non-reporting mortgagee or loss payee clause naming Lender as mortgagee and loss payee. Each liability insurance policy shall name Lender as additional insured. At Lender's request Borrower shall furnish to Lender from time to time reports on each existing insurance policy including, without limitation, the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; (f) the expiration date of the policy; and (g) such additional information as Lender may request.
Section 7.Other Agreements. Comply with, and cause its Affiliates to comply in all material respects with, all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party, and notify Lender immediately in writing of any default in connection with any other such agreements.
Section 8.Performance. Perform and comply with all terms, conditions, and provisions set forth in this Agreement and in the other Financing Documents and in all Export Orders (including, without limitation, the delivery of the goods required thereby free and clear of defects and prior to the deadline specified therein) in a timely manner, and promptly notify Lender (including, without limitation, providing such notice of events as is required pursuant to the Borrower Agreement) of the occurrence of any event which constitutes or may constitute an Event of Default under this Agreement or a default under any of the other Financing Documents or Export Orders. Borrower shall, as soon as possible, take all actions necessary to entitle Borrower to receive any payments due under all Export Orders, including, without limitation, the timely drawing of drafts under any letters of credit issued for the benefit of Borrower in connection therewith and the timely presentation of any claims under any insurance policy issued by, or financing guaranteed by, Ex-Im Bank or any other insurer or guarantor.
Section 9.Operations. Conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state, municipal, and foreign laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including without limitation, compliance with the Americans with Disabilities Act, all applicable environmental statutes, rules, regulations and ordinances and with all minimum funding standards and other requirements of ERISA and other laws applicable to Borrower's employee benefit plans.
Section 10.Export-Related Borrowing Base Certificates. In addition to deliveries within five (5) Business Days prior to the date each request for a Credit Accommodation is made by Borrower (if required by Lender) or as otherwise required by Lender and Ex-Im Bank, and so long as there are any Credit Accommodations outstanding under the Loan, deliver to Lender no later than the thirty (30) days after the end of each calendar month an Export-Related Borrowing Base Certificate, along with such supporting documentation as Lender may request. Without limiting the generality of the foregoing, each Export-Related Borrowing Base Certificate shall include or be accompanied by (a) in the event Borrower is requesting Credit Accommodations, a copy of the Export Order(s) (or, for Revolving Loan Facilities, if permitted in writing by Lender, a written summary of the Export Order(s)) and related invoice(s) against which Borrower is requesting Credit Accommodations, and copies of all other documentation pursuant to which the Buyer's obligations in respect of the Export Order(s) are evidenced, secured or guaranteed, and (b) in all cases, an Accounts Receivable Aging Report and Inventory schedule as described in Section 4.3, reconciled directly to Borrower's month-end Accounts Receivable report, its month-end Inventory schedule, and its general ledger, adjusted for intra-month sales, receipts, credits and other adjustments.
Section 11.Additional Assurances. Execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, to Lender and Ex-Im Bank such promissory notes, mortgages, deeds of trust, security agreements, financing statements, instruments, documents and other agreements as Lender or Ex-Im Bank may reasonably request to evidence and secure the Loan, to perfect the Liens or otherwise facilitate the performance of this Agreement, any of the other Financing Documents and the Waiver Letter.
Section 12.Compliance Certificate. Unless waived in writing by Lender, provide Lender within fifteen (15) days after the end of each calendar quarter with a certificate executed by Borrower's chief financial officer or other officer or person acceptable to Lender (a) certifying that the representations and warranties set forth in this Agreement and the other Financing Documents are true and correct as of the date of the certificate and that, as of the date of the certificate, no Event of Default exists under this Agreement, and (b)

demonstrating compliance with all covenants set forth in this Agreement, including the Incorporated Covenants.
ARTICLE XIII
ARTICLE XIVINCORPORATED COVENANTS
Borrower covenants and agrees with Lender that, while this Agreement is in effect and until all of Borrowers' Obligations are fully paid and performed, Borrower shall further perform and observe all of the covenants (the “Incorporated Covenants”) set forth in the Domestic Credit Agreements.

ARTICLE XV
ARTICLE XVIEVENTS OF DEFAULT; REMEDIES
Section 1.Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:
(a)Failure of Borrower to make any payment when due on any of Borrower's Obligations, including, without limitation, any mandatory prepayments of Borrower's Obligations from the Proceeds of or comprising Export-Related Accounts Receivable and such failure shall continue for five (5) days;
(b)Failure of Borrower to comply with or to perform when due any other term, obligation, covenant or condition contained in this Agreement, the Note, the Borrower Agreement or in any of the other Financing Documents which is not cured within fifteen (15) days;
(c)Failure of Borrower to pay when due any amount payable to Lender under any other loan or credit accommodation to Borrower and such failure shall continue for a period of five (5) days;
(d)The occurrence of any default or event of default under any other agreement now existing or hereafter arising between Lender and Borrower;
(e)Any warranty, representation or statement made in or furnished to Lender under this Agreement or the other Financing Documents is false or misleading in any material respect when made or furnished, or becomes false or misleading in any material respect at any time thereafter;
(f)The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower to any third party under any agreement or undertaking, or any such indebtedness shall not be paid as and when due;
(g)The occurrence of any event of default whether or not caused, directly or indirectly, by actions or omissions of Borrower or any third party under any agreement or undertaking entered into by Borrower, past any cure period provided thereon;
(h)Borrower (i) applies for, consents to or suffers the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property or calls a meeting of its creditors, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, (viii) is the subject of any proceeding for the liquidation of its assets or dissolution, or (ix) takes any action for the purpose of effecting any of the foregoing.
(i)The Borrower becomes the subject of any merger or consolidation.
(j)Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower, or by any governmental agency; or the issuance of any levy, assessment, attachment, seizure or Lien, other than a Permitted Lien, against any of the Collateral which is not stayed or lifted within fifteen (15) days.
(k)The occurrence of an event of default under the Ex-Im Bank Guarantee or the Ex-Im Bank Guarantee ceases to be in effect for any reason whatsoever without Lender's prior written consent, including, without limitation, Borrower's failure to pay all fees due Ex-Im Bank.

(l)Any material delay occurs in Borrower's performance of its obligations under any Export Order, unless such delay is due to force majeure and Borrower is able to satisfy Lender that the delay will not cause a default under the applicable Export Order or diminish the Buyer's payment obligations thereunder; or a material adverse change occurs in the financial condition of any supplier to Borrower.
(m)An event occurs which has had or could reasonably be expected to have a Material Adverse Effect.
(n)Any Lien in any of the Collateral granted or intended by the Financing Documents to be granted to Lender ceases to be a valid, enforceable, perfected, first priority Lien (or a lesser priority if expressly permitted pursuant to Section 6 of the Loan Authorization Notice) subject only to Permitted Liens.
(o)Any material provision of any Financing Document for any reason ceases to be valid, binding and enforceable in accordance with its terms.
(p)Any litigation is filed against Borrower which has had or could reasonably be expected to have a Material Adverse Effect and such litigation is not withdrawn or dismissed within thirty (30) days of the filing thereof.
Section 2.Effect of an Event of Default. If any Event of Default shall occur, and unless such Event of Default shall be cured to the satisfaction of Lender and Ex-Im Bank, Lender may, at its option, without further notice or demand, (a) declare all Borrower's Obligations (contingent or otherwise) immediately due and payable; (b) refuse to make or incur any additional Credit Accommodations under this Agreement or the Note; (d) assemble, sell, lease, buy, transfer or otherwise dispose of the Collateral or the Proceeds thereof; and (e) exercise all the rights and remedies provided in this Agreement, the Note, the Waiver Letter or in any of the other Financing Documents or available at law, in equity, or otherwise; provided, however, that if any Event of Default of the type described in Section 8.1(f) shall occur, all Borrower's Obligations shall automatically become fully due and payable, without any notice, demand or action by Lender. Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower shall not affect Lender's right to declare a default and to exercise its rights and remedies.
ARTICLE XVII
ARTICLE XVIIIMISCELLANEOUS
Section 1.Renewal. Pursuant to that certain Export Loan Agreement dated as of December 21, 2010, as amended by that certain First Amendment to Export Loan Agreement dated as of July 13, 2011, and that certain Second Amendment to the Export Loan Agreement dated as of January 4, 2012 (as so amended, the "Original Loan Agreement"), Lender extended a pre-export working credit facility to Borrower, in the principal amount not to exceed Five Million and No/100 Dollars ($5,000,000.00). Borrower agrees and acknowledges that as of the date of this Agreement (i) the aggregate outstanding principal balance of advances made under the Original Loan Agreement is Four Million and No/100 Dollars ($ 4,000,000.00), (ii) the aggregate face amount of outstanding Letters of Credit issued under the Original Loan Agreement is Three Hundred Sixty-Nine Thousand Thirty-Three and No/100 Dollars ($369,033.00) (collectively, the "Existing Credit Accommodations"). Borrower further agrees and acknowledges that (i) the Loan is being extended to Borrower in renewal but not in payment or extinguishment of the Existing Credit Accommodations, which Existing Credit Accommodations as of the date of this Agreement constitute Credit Accommodations hereunder, and (ii) this Agreement, the Note, and the other Financing Documents are executed, delivered, confirmed and accepted in renewal, extension and modification of the Original Loan Agreement.
Section 2.Amendments. This Agreement, together with the other Financing Documents and the Waiver Letter, constitute the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment. This Agreement, the other Financing Documents and the Waiver Letter supersede all existing agreements, oral or written, previously entered into between Borrower and Lender with respect to the Loan unless Borrower and

Lender agree in writing to the contrary.
Section 3.Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.
Section 4.Consent to Loan Participation. Borrower agrees and consents to Lender's sale or transfer, at Lender's sole discretion, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, potential purchasers, or affiliates of Lender, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy it may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests.
Section 5.Notices. All communications and notices required to be given under this Agreement shall be hand delivered or sent by nationally recognized overnight courier or United States mail, certified or registered, postage prepaid, addressed to the party to whom the notice is to be given at the address shown below. All such communications and notices shall be effective upon delivery. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. To the extent permitted by applicable law, if there is more than one Borrower, notice to any Borrower will constitute notice to all Borrowers:
if to Borrower:

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06813
Attention: Michael Bishop, VP and Corporate Controller

if to Lender:

JPMorgan Chase Bank, N.A.
Two Corporate Drive, Suite 730
Shelton, CT 06484
Attention: James Patrick Murphy

with copy to:

JPMorgan Chase Bank, N.A. - Global Trade Services
2200 Ross Ave., 6th Floor
Dallas, Texas 75201
Attention: Mr. Randall Mascorro

if to Ex-Im Bank:

Export-Import Bank of the United States
811 Vermont Avenue, N.W.
Washington, D.C. 20571
Attention: Vice President, Business Credit Division

Section 6.Survival. All covenants, agreements, representations and warranties of Borrower made herein and in the other Financing Documents and in the certificates, instruments and other documents delivered pursuant hereto or thereto shall survive the making or incurring of Credit Accommodations hereunder, and shall continue in full force and effect until all of Borrower's

Obligations have been paid and performed in full.
Section 7.Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of Borrower which are contained in this Agreement or in the other Financing Documents shall inure to the benefit of the successors and assigns of Lender and Ex-Im Bank, which is a third-party beneficiary of this Agreement and each of the other Financing Documents to which it is not a direct party. Borrower may not assign any interest that it may have under this Agreement, including, without limitation, the right to receive the benefit of the Loan to be extended hereunder, without the prior written consent of Lender and Ex-Im Bank. Any assignment made or attempted by Borrower without the prior written consent of Lender and Ex-Im Bank shall be void and of no effect. No consent by Lender and Ex-Im Bank to an assignment by Borrower shall release Borrower as the party primarily obligated and liable under the terms of this Agreement unless Borrower shall be released specifically by Lender and Ex-Im Bank in writing. No consent by Lender and Ex-Im Bank to an assignment shall be deemed to be a waiver of the requirement of prior written consent by Lender and Ex-Im Bank with respect to each and every further assignment and as a condition precedent to the effectiveness of such assignment. Lender may assign its interest in any or all of the Financing Documents or the Waiver Letter to any Person, including Ex-Im Bank, without the consent of or notice to Borrower or any other Person, upon such terms as Lender in its sole discretion deems appropriate.
Section 8.Payment of Fees and Expenses. Borrower shall pay all reasonable out-of-pocket expenses, including, without limitation, the fees and disbursements of legal counsel employed by Lender, incurred by Lender in connection with (a) the preparation and negotiation of this Agreement, the Waiver Letter and the other Financing Documents, (b) the making or incurring of Credit Accommodations by Lender, (c) the protection of the Collateral and any other security for the repayment of Borrower's Obligations, and (d) the enforcement and protection of the rights of Lender in connection with this Agreement, the Waiver Letter or any of the other Financing Documents. Prior to Lender's making or incurring any Credit Accommodations hereunder, Borrower shall pay to Lender, as an additional condition precedent to the making or incurring of Credit Accommodations, the Ex-Im Bank facility fee determined in accordance with the Loan Authorization Notice and all other fees and expenses due Lender. Without limiting the generality of the foregoing, Borrower shall pay or cause to be paid to Lender the Ex-Im Bank application fee in the amount of $100 and the Ex-Im Bank guarantee fee in the amount of $75,000, payable on the Effective Date and at any renewal hereof.
Section 9.Applicable Law; Jurisdiction; Consent to Service of Process. Except as hereinafter expressly provided, this Agreement is governed by and shall be construed in accordance with the laws of the State of Connecticut. The Ex-Im Bank Guarantee is governed by New York law. Accordingly, notwithstanding any provision to the contrary contained herein or in any of the other Financing Documents, to the extent, but only to the extent, necessary to assure full satisfaction of and compliance with all terms and conditions of Ex-Im Bank's guaranty of Borrower's Obligations under the Ex-Im Bank Guarantee and to preserve Lender's rights thereunder, this Agreement and each of the other Financing Documents shall be governed by and construed in accordance with the laws of the State of New York. Lender and Borrower hereby submit to the non-exclusive jurisdiction of any Connecticut state court or federal court sitting in Connecticut over any suit, action or proceeding arising out of or relating to this Agreement. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon Borrower and may be enforced in any court to the jurisdiction of which Borrower is subject, by a suit upon the judgment.
Section 10.No Liability of Lender. Neither Lender nor Ex-Im Bank shall be liable for any act or omission by it pursuant to the provisions of this Agreement, in the absence of fraud or gross negligence. Borrower hereby agrees that neither Lender nor Ex-Im Bank shall be chargeable for any negligence, mistake, act or omission of any accountant, examiner, agency or attorney employed by it in making examinations, investigations or collections, or otherwise in perfecting, maintaining, protecting or realizing upon any lien or Security Interest in the Collateral or any other interest in any security for Borrower's Obligations. Neither

Lender nor Ex-Im Bank shall incur any liability to Borrower or to any other party in connection with the acts or omissions of Lender or Ex-Im Bank in reliance upon any certificate or other paper believed by Lender or Ex-Im Bank to be genuine or with respect to any other thing which Lender or Ex-Im Bank may do or refrain from doing, unless such act or omission amounts to fraud or gross negligence.
Section 11.WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
Section 12.Indemnification. Borrower agrees to protect, indemnify, defend and hold harmless Lender and Ex-Im Bank from and against any and all claims, damages, losses, liabilities, costs or expenses (including, without limitation, attorneys' fees AND ANY SUCH CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES INCURRED BY REASON OF THE LENDER'S OR EX-IM BANK'S OWN NEGLIGENCE OR STRICT LIABILITY) whatsoever which Lender and Ex-Im Bank may, at any time, sustain or incur by reason of or in consequence of or arising out of extending the Loan to Borrower, the making or incurring of Credit Accommodations, or the issuance of a guaranty of Borrower's Obligations, as the case may be; it being the intention of the parties that this Agreement shall be construed and applied to protect, indemnify, defend and hold harmless Lender and Ex-Im Bank against any and all risks involved in the transactions contemplated by this Agreement, the Waiver Letter and the other Financing Documents, all of which risks are hereby assumed by Borrower. The provisions of this Section shall survive the expiration or termination of this Agreement, the Waiver Letter, the other Financing Documents, and the payment and performance of Borrower's Obligations.
Section 13.Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Agreement, the Note or any other Financing Document, Borrower hereby authorizes Lender to initiate debit entries to any deposit account of Borrower maintained with Lender and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until Lender has received written notification of its termination in such time and in such manner as to afford Lender a reasonable opportunity to act on it. Borrower acknowledges (a) that such debit entries may cause an overdraft of any such account which may result in Lender's refusal to honor items drawn on any such account until adequate deposits are made to any such account; (b) that Lender is under no duty or obligation to initiate any debit entry for any purpose; and (c) that if a debit is not made because any such account does not have a sufficient available balance, or otherwise, the payments may be late or past due.
Section 14.No Partnership. Nothing contained in this Agreement shall be construed in a manner to create any relationship among Borrower, Lender and Ex-Im Bank other than the relationship of borrower, lender and credit enhancement provider, and Borrower, Lender and Ex-Im Bank shall not be considered partners or co-venturers for any purpose on account of this Agreement.
Section 15.Controlling Agreement. Borrower acknowledges and agrees that (a) the Borrower Agreement contains additional representations, terms, covenants and conditions related to Borrower and the Loan, and (b) as between Lender and Borrower this Agreement and the Borrower Agreement together govern the establishment of the Loan as a Loan Facility guaranteed pursuant to the Ex-Im Bank Guarantee and the making and incurring of Credit Accommodations under the Loan. In the event any of the representations, terms, covenants or conditions contained in this Agreement conflict with those contained in the Borrower Agreement, then as between Lender and Borrower, the more stringent provisions of each with respect to Borrower shall govern and prevail.
Section 16.USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318: IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrowers: When any Borrower opens an account, if any Borrower is an individual Lender will ask for such Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify such Borrower, and if any Borrower is not an individual Lender will ask for such Borrower's name, taxpayer identification number, business address, and other information that will allow Lender to identify such Borrower. Lender may also ask, if any Borrower is an individual to see such Borrower's driver's license or other identifying documents, and if any Borrower is not an individual to see such Borrower's legal organizational documents or other identifying documents.
Section 17.Waiver of Trial by Jury. EACH OF BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE), TO WHICH BORROWER AND LENDER MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING OR RELATED TO THIS AGREEMENT, THE WAIVER LETTER OR ANY OF THE OTHER FINANCING DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH OF BORROWER AND LENDER, AND BORROWER HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWER FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER TO PROVIDE THE FINANCING HEREUNDER.
Section 18.Severability. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity, however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respect shall remain valid and enforceable.
Section 19.Rules of Construction. For purposes of this Agreement, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; (e) the words “this Agreement”, “herein”, “hereof”, “hereunder” or other words of similar import refer to this Agreement as a whole including the exhibits hereto as the same may be amended, modified or supplemented; (f) all references in this Agreement to sections, subsections, paragraphs and exhibits shall refer to the corresponding sections, subsections, paragraphs and exhibits of or to this Agreement; and (g) all references to any instruments or agreements, including references to the Waiver Letter or any of the Financing Documents, shall include any and all modifications, amendments and supplements thereto and any and all restatements, extensions or renewals thereof to the extent permitted under this Agreement.
Section 20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute the same document. Signature pages may be detached from the counterparts to a single copy of this Agreement to physically form one document.

Section 21.Time is of the Essence. Time is of the essence in the performance of this Agreement.
Section 22.Waiver. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender, shall constitute a waiver of any of Lender's rights or of any obligations of Borrower as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent in subsequent instances where such consent is required, and in all cases such consent may be granted or withheld in the sole discretion of Lender.
Section 23.Usury not Intended. Borrower and Lender intend to conform strictly to applicable usury laws. Therefore, the total amount of interest (as defined under applicable law) contracted for, charged or collected under this Agreement or any other Loan Document will never exceed the Highest Lawful Rate. If Lender contracts for, charges or receives any excess interest, it will be deemed a mistake. Lender will automatically reform the Loan Document or charge to conform to applicable law, and if excess interest has been received, Lender will either refund the excess to Borrower or credit the excess on any unpaid principal amount of the Note or any other Loan Document. All amounts constituting interest will be spread throughout the full term of the Loan Document or applicable Note in determining whether interest exceeds lawful amounts.
Section 24.ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT AND THE FINANCING DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of this page intentionally left blank]EXECUTED as of the date first above written.
BORROWER:

FUELCELL ENERGY, INC.

By: ___/s/ Michael S. Bishop_________________
Name: ___Michael S. Bishop_________________
Title: ____SVP & CFO______________________

LENDER:

JPMORGAN CHASE BANK, N.A.

By: _____/s/ James Patrick Murphy___________
Name: ___James Patrick Murphy_____________
Title: Authorized Officer

JPMORGAN CHASE BANK, N.A. - GLOBAL TRADE SERVICES

By: ____/s/ Randall Mascorro________________
Name: _Randall Mascorro___________________
Title: __Vice President______________________